Exhibit 10.1
                                                                    ------------

Mr. Joseph Cunningham
18 Pheasant Lane
North Oaks, MN 55127
April 3, 2006

                                  CONFIDENTIAL

The Board of Directors
Emerging Gamma Corporation
111 Congress Avenue
4th Floor
Austin, TX 78701

Dear Sirs:

This letter agreement amends, restates and supercedes for all purposes that certain letter agreement dated March 7, 2006.

It is my understanding from recent conversations with Mr. Allen Campbell, a member of your esteemed Board of Directors that Emerging Gamma wishes to enter the Asian Pharmaceutical marketplace. I and my associates have considered how this could be accomplished and by whom. Below I have delineated my thinking and provided the mechanics that will expedite your market entry strategy. We have drawn on our many years of operating in the Asian Pharma and financial marketplaces to outline a proven strategy that, if properly executed, should result in a high revenue growth model.

First, Organize the new management team who collectively will deliver everything outlined below.

Second, The new management hereinafter collectively will be referred to as "New Management", will, upon preparation and execution of definitive documents to implement the plan set forth herein, devote ourselves exclusively to Gamma for five (5) years.

Third. I have selected a New Management team that currently owns the copyrighted formulas and product forms to 36 product forms. These products are in the vitamins and nutritional product category. The new management team currently owns 2 formulas and 6 product forms in the personal care category. These are fast growing segment in the large and fast growing Greater China Pharmaceutical market and will quickly provide a beachhead for Emerging Gamma in this important market.

Fourth, The New Management team knows key personnel capable of quickly commercializing these products and managing the sales cycle. In addition we know




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


capable people in new product development and product in-licensing. We can also provide a corporate staff to manage all day-to-day operations and corporate development.

Fifth, With Emerging Gamma's public company profile we are confident of raising the needed funds to enable the company to be successful.

Therefore I would like the Board of Directors of Emerging Gamma to kindly consider the following proposal:

1. Injection of Intellectual Property. The New Management team will as part of the preparation and execution of definitive documents to implement the plan set forth herein execute a Technology Transfer Agreement ("Agreement"), transferring to Emerging Gamma all right, title and ownership of all material Intellectual Property regarding the new products as well as one product that one of us is currently selling in China (IceDROPS Hand Sanitizer). The Intellectual Property shall include, all Product Forms and Formulas, all Trademarks, Copyrights, Trade Secrets and Know How related to these products. The Agreement will provide a covenant of clear and free title to any property transferred by them to Emerging Gamma. The new products and new management will substantially change the current characteristic of Emerging Gamma's business profile - which to date has been static. The intellectual property is currently valued at over $20 million.

2. Personal Commitments. Emerging Gamma will offer to New Management Employment and Non-compete Contracts, to be mutually agreed upon, pursuant to which New Management will commit to work exclusively for Emerging Gamma for five (5) years.

3. Capable Personnel and Know how. We are aware of certain people who are recognized experts in this area and are currently seeking the "right" opportunity to join a winning team in this market space. We are certain that they can be reasonably convinced to join Emerging Gamma.

4.   Compensation  and  Control.  For  such an  undertaking,  as  proposed,  New
     Management would seek to own 90% of all outstanding common shares in Emerging Gamma. In order to accomplish this, Emerging Gamma would issue new common equity shares to the New Management team. The number of new shares issued would be in aggregate, 476,100 shares of Emerging Gamma's common equity. Once they are issued Emerging Gamma will have, in total, 529,000, fully diluted, shares of common equity outstanding. Once complete the New Management will own approximately 90% of all outstanding shares and the current shareholders approximately 10%. Emerging Gamma's Board of Directors shall resign and a new Board of Directors shall be put forward. New
     Management's employment contracts will come into effect immediately. The Agreement for the transfer of intellectual property shall not provide consideration to the transferors beyond the shares being issued therefore, and management salaries shall not exceed what is reasonable for a company in transition with significant financial requirements to fund growth.



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

5. Exercise of Options. Following procedures set by counsel to Emerging Gamma, coincident with the closing, Emerging Gamma will facilitate the equivalent of a cashless exercise of the options presently outstanding, such that the net effect will be that the number of common shares will be increased by the number of shares subject to option, and the corporation will not have any net inflow or outflow of cash.

6.   Budgeting.

     1. Emerging Gamma's legal fees for the undertaking as outlined are not expected to exceed $25,000. Legal work will likely comprise general legal services and US Securities and Exchange Commission ("SEC") filings and compliance. New Management will prepare drafts of all documents and related SEC filings.

     2. At the closing, Emerging Gamma will pay a success fee to Mr. Campbell in the amount of $35,000 cash and 10,000 shares of post 19 for 1 split common stock. (These shares are not included in the 52,900 current Emerging Gamma shares shown in Exhibit 2).

     3. Other out-of-pocket expenses will be reimbursed on a case-by-case basis, as requested, as supported by documentation.

7.   Capital Raising Plan. Our Plan is as follows:

     1. New Management will seek initial investment of up to $3 million during the initial investment round. New Management will begin to source private capital in the US, Europe and Asia. New Management has held preliminary discussion with investment banks in the US to represent New Management in this or a like endeavor, to their investor base and to support the equity trading profile, once Emerging Gamma's new structure is in place. There can be no assurance of a successful capital raise but new management believes that we have taken the necessary steps to be successful in the fund raising process.

     2. Money received in the round(s) will purchase newly issued shares. The newly issued shares will be registered with the US Securities and Exchange Commission. New management will seek the follow-on Direct investment. If New Management is unable to secure the first round, as a single event then we may still access the market, with smaller and more frequent investment rounds.

8. Announcements. All press releases and other announcements relating to the new business focus will be subject to prior approval by New Management.

9. Consulting, Board of Advisor and Financial Arrangements. New Management will offer to Mr. Allen Campbell and Mr. Jerry Jarrell a compensation bonus of 10,000 shares of post 19 for 1 split common stock (these shares are not




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

     included in the 52,900 current Emerging Gamma shares shown in Exhibit 2) each for work previously undertaken, and New Management will offer each Mr. Campbell and Mr. Jarrell separately an opportunity to serve on the Company's Board of Advisors. Typically the role of Advisor will provide some amount of monthly or quarterly stipend and a certain number of common shares.

10. Commitment Fee. Upon the execution of this Letter, New Management will pay to Emerging Gamma a non-refundable commitment fee of $5,000, which Emerging Gamma may use in its own discretion. Emerging Gamma intends to pay said amount to Mr. Campbell for due diligence and contracting services provided by him in this matter.

11. Consequences of Non-Funding. If New Management does not raise at least $3,000,000 in funding for the company within 8 months of the closing, then, if Mr. Campbell or any other person duly acting as the representative of Gamma's current shareholders, so requests, the Agreement will be terminated, the Employment Agreements shall be terminated without severance pay, and New Management will return to Emerging Gamma the shares that shall have been issued to New Management and Emerging Gamma will return to New Management all intellectual property transferred pursuant to the Agreement.

12. Indicative Timing. Based upon this Letter and the terms and conditions discussed herein, we would expect to be able to achieve the following timetable.

          |_| On or before 3 April 2006 it is anticipated that new management and Emerging Gamma will agree to the general terms as outlined.

          |_|  The documents will be executed by April 7, 2006.

          |_| In April, we will begin with low intensity investor relations / public relations campaigns.

          |_| Mid to late May 2006, it is anticipated that, based on a successful funding operation, new management will have raised investment of US$ 3 million in the US capital markets. Additionally, new management may choose to seek banking facilities to leverage accounts receivables and to initiate a revolving line of credit. New management will begin trading on the OTC market.

          |_| Late May to June, New Management will seek to place the initial orders for finished product supply and begin to execute its business plan.

Please sign and date this Letter no later than 3 April 2006, in the space provided below to confirm our mutual understandings and agreements as set forth in this Letter and return a sign copy to the undersigned. By signing this Letter, you are representing that you have the authority to consummate this transaction.




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

This is a binding statement of our intentions, subject to and conditional on (i) Emerging Gamma's satisfactory completion of due diligence and (ii) preparation and execution of definitive documents to implement the plan set forth herein. If this letter is acceptable, please sign a return a copy.

                                             Very truly yours,

                                             For and on Behalf of New Management


                                             ___________________________________

                                             Date: April 3, 2006
 Accepted and agreed:

Emerging Gamma Corporation


By:____________________________
Allen F. Campbell, President
Date:  April 3, 2006


















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

EXHIBIT 1

Indicative Timetable

-------------------- ------- ------- ------- ------- ------ ------- --------- --------- --------- --------- ---------
                      Wk1-2   Wk3-4    Wk5     Wk6     Wk7    Wk8    Month 3   Month 4   Month 5   Month 6   Month 7
-------------------- ------- ------- ------- ------- ------ ------- --------- --------- --------- --------- ---------
Sign LOI for            X
Combination company
-------------------- ------- ------- ------- ------- ------ ------- --------- --------- --------- --------- ---------
Due Diligence           X       X
-------------------- ------- ------- ------- ------- ------ ------- --------- --------- --------- --------- ---------
Market to PE            X       X
-------------------- ------- ------- ------- ------- ------ ------- --------- --------- --------- --------- ---------
Draft Agreements        X       X
-------------------- ------- ------- ------- ------- ------ ------- --------- --------- --------- --------- ---------
Execute Control                 X
Doc's Combine
companies
-------------------- ------- ------- ------- ------- ------ ------- --------- --------- --------- --------- ---------
Close 1st round                                                X
Investment
-------------------- ------- ------- ------- ------- ------ ------- --------- --------- --------- --------- ---------
Close PIPE                                                              X
investment round
-------------------- ------- ------- ------- ------- ------ ------- --------- --------- --------- --------- ---------
Begin trading on                                X
OTC
-------------------- ------- ------- ------- ------- ------ ------- --------- --------- --------- --------- ---------
Investor Relations                                                      X
Program
-------------------- ------- ------- ------- ------- ------ ------- --------- --------- --------- --------- ---------
File with SEC                                   X
-------------------- ------- ------- ------- ------- ------ ------- --------- --------- --------- --------- ---------
Print PPM                                                      X
-------------------- ------- ------- ------- ------- ------ ------- --------- --------- --------- --------- ---------
Market $ Close on                                                                           X
PIPE Investment
-------------------- ------- ------- ------- ------- ------ ------- --------- --------- --------- --------- ---------
File Registration                                                                                     X
Statement
-------------------- ------- ------- ------- ------- ------ ------- --------- --------- --------- --------- ---------
File with AMEX                                                                                        X
-------------------- ------- ------- ------- ------- ------ ------- --------- --------- --------- --------- ---------
Road Show to                                                            X
Investors
-------------------- ------- ------- ------- ------- ------ ------- --------- --------- --------- --------- ---------
Reg. Statement
Approved                                                                                                        X
-------------------- ------- ------- ------- ------- ------ ------- --------- --------- --------- --------- ---------













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

EXHIBIT 2

Indicative Future Capital Structure, Dilution Table

The following table represents New Management's expectation of Emerging Gamma's capital structure and investor dilution during the first 12 to 18 months of operations under the new management team. The analysis undertaken is static, made without market expectations. The following table is indicative, and no guarantees are made in any regard. Anticipated corporate actions will likely include the following: Share issuance, share split and follow-on investment.

Effect of Hiring New Management on Emerging Gamma Capitalization
(Indicative)

Based on 10 million Shares
--------------------------------------------------------------------------------
                                                            Valuation
                                                            20,000,000
Current EG                      52,900     90%     90%

New Management                  475,542     10%     10%
EG                               52,900    100%    100%     37.85   Per share
Total                           528,442

# Shares issued by EG           475,542
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Share Split                                             Valuation
                                                        20,000,000
Post Merger outstanding         528,442
Desired + or -               10,000,000
Reverse split differential    9,471,558
Factor (X)                           18
Total calculation             9,511,956                      2.10   per share
--------------------------------------------------------------------------------

Each one share outstanding at time of post merger reverse split receives 18 additional shares
**Does not include shares for Investor relations - estimated 500,000

--------------------------------------------------------------------------------
Initial Investment                  $            Shares      Valutation
Shares outstanding (pre)                        9,511,956    23,000,000
Cash raised @$2.00              3,000,000
Shares issued @$2.00                            1,500,000
Total outstanding                              11,011,956    2.09   per share
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1st Public Round Investment         $            Shares      Valutation
Shares outstanding (pre)                       11,011,956    26,000,000
Cash raised @$2.25              3,000,000
Shares issued @$2.25                            1,333,333
Total outstanding                              12,345,289    2.11   per share
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Revenue Projections             Year-1           Year-2
Revenue                        31,662,835      91,287,432
Net income                      1,560,237      19,666,572
EPS                                  0.13            1.59 assumes no new share
                                                          issuance (unlikely)

Valuation @ PE 15x                   1.90           23.90
Valuation @ PE 20x                   2.53           31.86
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Dilution Table   Post Merger      %   Initial Round      %     1st round #     %
New Management     8,560,760    90%       8,560,760    78%     8,560,760     69%
Old Management       951,196    10%         951,196     9%       951,196      8%
Investors                                 1,500,000    14%     2,833,333     23%
        Total      9,511,956   100%      11,011,956   100%    12,345,289    100%
--------------------------------------------------------------------------------



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

EXHIBIT 3


Indicative Use of Proceeds

The following is a table on New Management's anticipated Use of Proceeds based on a scenario that may include an aggregate raise of US$ 6 million.

US$                                   1st Round    2nd Round
                                     -----------------------
                                     $3,000,000   $3,000,000
                                     -----------------------
                         Corporate      250,000      250,000
                    administration
                         Inventory      750,000      875,000
             Marketing & promotion    1,750,000    1,750,000
                     Fees  / legal      250,000      125,000
                         Sub-Total   $3,000,000   $3,000,000
                      Total Raised         $6,000,000
                                     -----------------------













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